Exhibit 10.16

Description of Material Terms of Advances made by Terry Phillips

Terry Phillips advanced funds to SouthPeak Interactive, L.L.C. at varying times with no written loan agreement. There was no collateral required for the advances. The principal amount outstanding bore an interest rate of 8% per annum. The advances are payable on demand.